Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Record First Quarter Earnings

Excellent Operating Performance Drives Strong Results

DEERFIELD, IL—May 8, 2013—CF Industries Holdings, Inc. (NYSE: CF):

First Quarter Highlights

•                  Record first quarter net earnings attributable to common stockholders of $406.5 million, or $6.47 per diluted share, compared to earnings of $368.4 million, or $5.54 per diluted share, in the first quarter of 2012.

•                  The company’s ammonia plants in aggregate operated at approximately 100 percent of rated capacity during the quarter.

•                  Repurchased 2.5 million shares for $507.3 million.

Outlook

•                  Expectations for planting large corn crop and attendant fertilizer demand, combined with favorable natural gas prices, provide an attractive environment for CF Industries.

•                  Customer advances of $698.6 million indicate strong product demand.

CF Industries Holdings, Inc. today reported first quarter 2013 net earnings attributable to common stockholders of $406.5 million, or $6.47 per diluted share, compared to earnings of $368.4 million, or $5.54 per diluted share, in the first quarter of 2012.  First quarter 2013 results included $22.5 million of pre-tax unrealized gains on natural gas derivatives, $11.8 million of pre-tax losses on foreign currency derivatives, and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss (NOL) carryforwards from periods prior to the company’s initial public offering (IPO) allowed under a settlement agreement with the IRS. These items increased/(decreased) after-tax earnings per diluted share by $0.23, ($0.12) and $0.33, respectively.  First quarter 2012 results included a non-cash $55.9 million pre-tax mark-to-market loss on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.52.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $651.4 million in the first quarter of 2013, compared to $701.5 million in the first quarter of 2012.  Included in the first quarter of 2013 is a $55.2 million non-operating expense for amounts payable to the company’s pre-IPO owners resulting from the IRS settlement referred to above.  This settlement pertains to the deductibility of NOLs generated prior to the company’s IPO (see Tax and Other Non-Operating Expenses below for more information).

Net sales in the first quarter were $1.34 billion, down 13 percent from reported net sales of $1.53 billion in the same period last year, primarily due to lower sales volumes in both the nitrogen and phosphate segments and lower average prices for urea and phosphates, which were partially offset by higher selling prices on all other nitrogen products.  The sales decrease also is due partially to the impact of a modification to the selling price calculation methodology used for products sold by Canadian Fertilizers Limited (CFL).  This modification impacts the comparability of the financial results between the two periods1, but does not impact the comparability of the company’s net earnings attributable to common stockholders or EBITDA.  First quarter 2013 net sales decreased 10 percent from first quarter 2012 adjusted net sales of $1.49 billion.

Total sales volume decreased from 3.7 million tons in the 2012 first quarter to 3.5 million tons largely due to more normal fertilizer movement in March 2013 compared to the exceptionally early start to the 2012 application season caused by favorable weather conditions.  Except for urea, all nitrogen product prices increased from the prior year period due to anticipated strong demand associated with expectations for a high number of corn acres to be planted in North America.  Average selling prices for urea decreased due to high imports into North America.  Average selling prices for diammonium phosphate (DAP) decreased due to higher global production and delayed Indian demand.

“CF Industries had another quarter of strong results as our operations performed exceptionally well, enabling us to generate record first quarter net income and earnings per share,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Our ammonia plants operated at 100 percent of capacity during the quarter, allowing us to replenish nitrogen inventory for what we expect will turn out to be a very strong application season.”

1  See explanation under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modification” in the tables accompanying this release.  To facilitate period-to-period comparisons of the company’s underlying operating performance, the company is presenting in this release certain financial information on an adjusted basis as if the modified selling price calculation methodology had been in effect on January 1, 2012.  Financial information referred to in this press release as “adjusted” refers to certain 2012 amounts in those tables.

Expectations for the spring season remain high, with CF Industries forecasting that farmers will plant 96 million acres of corn.  Early spring precipitation across large areas of North America recharged soil moisture levels, providing improved conditions for corn planting and fertilizer application.  Fertilizer application was off to a brisk start in southwestern states as precipitation alleviated drought concerns in those areas.  However, lingering cold, wet weather in the Corn Belt has resulted in later nutrient application and planting especially as compared to the abnormally early start in 2012.  Delayed planting has placed a premium on CF Industries’ flexibility in being able to meet demand for ammonia, UAN and urea in a timely fashion.

Nitrogen Segment

Nitrogen segment net sales in the first quarter 2013 totaled $1.1 billion, a decrease of 14 percent from reported net sales of $1.3 billion in the first quarter 2012.  Gross margin was $647.6 million in the 2013 first quarter, or 59 percent of sales, compared to reported gross margin of $662.1 million, or 52 percent of sales, in the 2012 first quarter.  Net sales in the first quarter 2013 of $1.1 billion declined 11 percent from adjusted net sales of $1.2 billion in the first quarter 2012.  The gross margin of $647.6 million in the 2013 first quarter compared to an adjusted gross margin of $622.4 million, or 51 percent of sales, in the 2012 first quarter.  Cost of sales decreased 26 percent from $609.6 million in the first quarter of 2012 to $450.0 million in 2013 due to lower sales volumes and a $22.5 million gain on natural gas derivatives compared to a $55.9 million loss in the prior year period.

CF Industries sold 3.0 million tons of ammonia, granular urea, UAN, ammonium nitrate (AN) and other nitrogen products during the first quarter of 2013, down 6 percent from the prior year period.

In the first quarter of 2013, the company sold 334,000 tons of ammonia at an average price of $600 per ton, compared to 672,000 tons at a reported average price of $598 per ton, or an adjusted price of $567, in the first quarter of 2012.  The 50 percent decrease in volume reflected the abnormally early start to ammonia application that occurred in 2012 throughout most of the United States.  The 6 percent increase in the adjusted price per ton was due to the tight ammonia market caused by low industry-wide inventories coming into the first quarter 2013 and anticipated strong demand associated with high expected corn plantings.

CF Industries sold 643,000 tons of granular urea at an average price of $410 per ton in the first quarter of 2013, compared to 758,000 tons at a reported average price of $461 per ton, or an adjusted average price of $436, in 2012.  Granular urea volume decreased by 15 percent due to the later start to the application season compared to the unusually early start in 2012, while the adjusted average price decreased 6 percent year over year due to the late start and higher imports.

The company sold 1.6 million tons of UAN in the first quarter of 2013, up 17 percent from the first quarter of 2012.  UAN average realized prices were $329 per ton, compared to $302 per ton in the year-ago quarter, a 9 percent increase due to strong demand and the effectiveness of the company’s sales strategy.  Sales volume increased due to increased shipments to downstream customer storage in anticipation of high planted corn acres projected for this spring and to the company’s decision to produce more UAN than in the prior year period when UAN production was reduced in favor of higher margin urea sales.

CF Industries sold 208,000 tons of AN at an average price of $264 per ton in the first quarter of 2013, compared to 247,000 tons at an average price of $259 per ton in the year-ago quarter.   Sales volume decreased due to lower agricultural sales, while the average price increased due to application season demand expectations.

CF Industries’ realized natural gas cost averaged $3.57 per MMBtu in the first quarter of 2013, compared to $3.48 per MMBtu during the first quarter of 2012.  The company continues to be a beneficiary of the low cost of natural gas in North America relative to many other nitrogen producers.

Phosphate Segment

Phosphate net sales totaled $238.9 million, a decrease of 7 percent from $255.9 million in the 2012 first quarter.  Gross margin was $27.5 million, down 45 percent from $49.7 million in the 2012 first quarter, due to lower revenues and higher phosphate production costs, primarily higher ammonia prices and rock mining costs.  Gross margin as a percent of sales was 12 percent, down from 19 percent in the year-earlier quarter.

The company sold 495,000 tons of phosphate products in the first quarter of 2013 compared to 516,000 tons in the first quarter of 2012.  During the first quarter of 2013, DAP and MAP average selling prices were $477 and $511 per ton, respectively, compared to $494 and $506 per ton, respectively, in the prior year period.  The 4 percent decrease in volume was due to lower export sales associated with a seasonally slow international phosphate market, which was offset partially by higher domestic sales in anticipation of high planted corn acres.  Average prices for DAP declined from the prior year period due to higher global production and lower demand from India.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 90 percent of capacity during the 2013 first quarter.

Tax and Other Non-Operating Expenses

At the time of the company’s IPO in 2005, it had accumulated a substantial amount of NOLs.  Because of the uncertainty of realizing the tax benefit from the NOLs when the company ceased to be a non-exempt cooperative and became a public company, a full valuation reserve was recorded against the NOLs.  At that time, the company entered into an agreement (NOL Agreement) with the pre-IPO owners under which they would benefit should any of the tax benefits of the NOLs be realized by CF Industries in future years.  If this were to occur, the company would pay the pre-IPO owners amounts equal to the resulting income taxes actually saved.

In January 2013, CF Industries and its pre-IPO owners amended the NOL Agreement to provide, among other things, that CF Industries would be entitled to retain a portion of any settlement realized with the IRS.  In March 2013, the company settled the matter with the IRS and is now permitted to deduct a portion of the NOLs over a 5 year period.

During the first quarter the company recognized the full tax benefit of the deductions allowed under the settlement, which reduced the tax provision by $75.8 million, and the company recorded a $55.2 million non-operating expense for the portion of the tax savings from the settlement that is payable to the company’s pre-IPO owners under the terms of the amended NOL Agreement.  Consequently, the net after-tax benefit to the company was $20.6 million.

Environmental, Health & Safety Performance

The following company safety milestones were achieved during the first quarter of 2013:

•                  The Huntington, Indiana, Terminal achieved 15,000 days (over 41 years) without a lost time accident.  Huntington is the ninth CF Industries facility to exceed the 15,000 day milestone;

•                  The Courtright, Ontario, Nitrogen Complex achieved 12 years without a lost time accident;

•                  The Port Neal, Iowa, Nitrogen Complex achieved 4 years without a lost time accident; and

•                  The Plant City, Florida, Phosphate Complex achieved 2 years without a lost time accident.

Attainment of these milestones reflects the effectiveness of the company’s ongoing programs to identify hazards before they result in injuries and illustrates CF Industries employees’ commitment to the company’s world-class safety standards.

Liquidity and Financial Position

As of March 31, 2013, CF Industries’ cash and cash equivalents totaled $2.2 billion.  Long-term debt outstanding was $1.6 billion.

During the first quarter of 2013, the company repurchased 2.5 million of its common shares for $507.3 million.  The company made additional purchases in April, bringing the total number of shares repurchased during the year to date to approximately 3.8 million at an average price of $196.88, for a total outlay of $750 million.  These repurchases reduced the company’s share count by 6.1% from the beginning of the year.

The company’s capacity expansion program has been progressing in-line with expectations.  Orders have been placed for long-lead time equipment.  The company continues its project planning work in conjunction with its engineering and procurement contractor, ThyssenKrupp Uhde.  Capital expenditures during the quarter related to the capacity expansion program totaled $65.5 million.

“The completion of a substantial portion of our $3 billion share repurchase program, the closing of our CFL transaction, progress to date on our expansion program and the steps we have taken regarding our revolving credit facility and shelf registration demonstrate our commitment to executing all our strategic initiatives by the end of 2016,” said Wilson.

Dividend Payment

On April 30, 2013, CF Industries’ board of directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on May 30, 2013, to stockholders of record as of May 17, 2013.

Outlook

The company’s outlook is very positive for the second quarter and longer term.  The short-term outlook is favorable as grain prices remain high, providing farmers with compelling incentives to plant corn and apply both nitrogen, which needs to be replenished annually, and phosphate.  Low domestic and global grain stocks are expected to drive high plantings for the next several years.

While weather conditions have delayed planting, early spring precipitation alleviated drought conditions in several key growing regions and improved the potential economics of crop planting and fertilizer application in those areas.  Delayed planting and compressed fertilizer application time windows may impact farmers’ choices of nitrogen products, which could reduce the ammonia portion of the mix compared to the early ammonia season of 2012.  This could increase demand for UAN, which farmers can apply after their crop has been planted.  The company expects robust UAN demand through the second quarter and into the third quarter, which will benefit CF Industries given the importance of this product in the company’s mix.

During this compressed ammonia application window, CF Industries’ customers will benefit from the company’s ability to supply product immediately.  A short application period plays to the company’s strengths including its scale, geographic scope, storage assets and transportation flexibility, enabling it to react quickly to customer needs.

Near term, gas supply limitations at some off-shore facilities and delays in certain scheduled capacity additions are expected to impact nitrogen supply.  However, the delayed start to the ammonia application season and high urea imports could have a dampening impact on North American nitrogen market conditions in the second half of 2013.  Some ammonia inventory may carry over into the summer as a result of the shortened application window and farmers switching to UAN or urea.  The U.S. has received a high volume of urea imports so far in 2013, and Chinese urea exports are anticipated to remain high in 2013.  These factors could impact nitrogen prices in the intermediate term.  However, over the long term, global growth in nitrogen supply and demand have been well matched and the company believes that long term fundamentals supporting nitrogen demand remain sound.  Despite current weakness, phosphate prices are expected to benefit from strong demand, particularly in South America and India.

The company’s position in the nitrogen market benefits from the relatively stable, attractive natural gas costs in North America.  The forward strip through 2016 is essentially flat, suggesting that the market expects supply to keep pace with demand growth in the medium term.  The company expects the cost advantage for natural gas in North America to persist.

“With the strengths of our manufacturing, distribution and storage systems, we are positioned to take advantage of every opportunity the market affords us this season,” said Wilson.  “Longer term, the combination of tight grain markets, our favorable cost position as a consumer of North American natural gas, our unmatched flexibility in product movement, and our targeted investment program make us very optimistic about the company’s cash generation prospects.”

The company expects to spend between $600 million and $800 million during 2013 on its capacity expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa.  This range is approximately $400 million lower than the range previously communicated, due to refinements in the estimated timing of expenditures.  These refinements have no impact on project schedules.  Capital expenditures for the company’s existing facilities are expected to be approximately $450 million.

Conference Call

CF Industries will hold a conference call to discuss these first quarter results at 10:00 a.m. ET on Thursday, May 9, 2013.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that the presentation of net sales, nitrogen segment net sales, gross margin, nitrogen segment gross margin, gross margin percentage, nitrogen segment gross margin percentage and average selling prices per ton of ammonia and urea on an as adjusted basis, as if all sales under CFL’s product purchase agreements had been priced based on the amended pricing calculation methodology (production cost plus an agreed upon margin) described in the tables accompanying this release under “CF Industries Holdings, Inc. Selected Financial Information Non-GAAP Disclosure Items—CFL Selling Price Modifications” beginning January 1, 2012, and the presentation of period-to-period percentage changes in certain of those adjusted items, all of which adjusted items and percentage changes are non-GAAP financial measures, provides investors with additional meaningful information to facilitate period-to-period comparisons of the company’s underlying operating performance.  The adjusted items and percentage changes in those adjusted items are provided only for the purpose of facilitating comparisons between the company’s 2013 and 2012 first quarter operating performance and do not purport to represent what the actual consolidated results of operations of the company would have been had the amendment to the CFL product purchase agreements described in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modifications” been in effect beginning on January 1, 2012, nor are they necessarily indicative of future consolidated results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items and percentage changes in adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; difficulties in completing the implementation of a new enterprise resource planning system and risks associated with cyber security; weather conditions; our ability to complete our recently announced production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended
	March 31,
	2013	2012
	(in millions, except per share amounts)
Net sales	$1,336.5	$1,527.6
Cost of sales	661.4	815.8
Gross margin	675.1	711.8
Selling, general and administrative expenses	44.3	33.8
Other operating - net	14.6	22.3
Total other operating costs and expenses	58.9	56.1
Equity in earnings of operating affiliates	11.6	15.5
Operating earnings	627.8	671.2
Interest expense	39.1	30.9
Interest income	(2.1)	(0.4)
Other non-operating - net	54.7	(0.1)
Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	536.1	640.8
Income tax provision	107.4	206.8
Equity in earnings (losses) of non-operating affiliates - net of taxes	0.7	(2.3)
Net earnings	429.4	431.7
Less: Net earnings attributable to noncontrolling interest	22.9	63.3
Net earnings attributable to common stockholders	$406.5	$368.4

Net earnings per share attributable to common stockholders
Basic	$6.53	$5.62
Diluted	$6.47	$5.54

Weighted average common shares outstanding
Basic	62.3	65.5
Diluted	62.8	66.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,210.3	$2,274.9
Accounts receivable	242.7	217.4
Inventories - net	385.8	277.9
Deferred income taxes	38.5	9.5
Other	30.4	27.9
Total current assets	2,907.7	2,807.6
Property, plant and equipment - net	3,938.1	3,900.5
Asset retirement obligation funds	200.8	200.8
Investments in and advances to unconsolidated affiliates	905.8	935.6
Goodwill	2,064.5	2,064.5
Other assets	321.5	257.9

Total assets	$10,338.4	$10,166.9

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$448.5	$366.5
Income taxes payable	123.5	187.1
Customer advances	698.6	380.7
Notes payable	4.8	5.0
Distributions payable to noncontrolling interest	5.3	5.3
Other	4.6	5.6
Total current liabilities	1,285.3	950.2
Long-term debt	1,600.0	1,600.0
Deferred income taxes	885.2	938.8
Other noncurrent liabilities	450.2	395.7
Equity
Stockholders’ equity	5,732.3	5,902.2
Noncontrolling interest	385.4	380.0
Total equity	6,117.7	6,282.2

Total liabilities and equity	$10,338.4	$10,166.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2013	2012
	(in millions)
Operating Activities:
Net earnings	$429.4	$431.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	107.1	103.1
Deferred income taxes	(66.7)	(6.3)
Stock compensation expense	3.2	3.2
Excess tax benefit from stock-based compensation	(9.0)	(9.4)
Unrealized (gain) loss on derivatives	(9.0)	55.9
Loss on disposal of property, plant and equipment	2.3	3.9
Undistributed earnings of affiliates - net	(4.2)	(1.8)
Changes in:
Accounts receivable - net	(25.4)	(191.7)
Margin deposits	—	0.8
Inventories - net	(109.8)	43.5
Accrued income taxes	(81.8)	20.8
Accounts payable and accrued expenses	73.5	(9.3)
Customer advances	317.9	142.5
Other - net	51.2	16.3
Net cash provided by operating activities	678.7	603.2
Investing Activities:
Additions to property, plant and equipment	(152.8)	(64.3)
Proceeds from the sale of property, plant and equipment	3.3	3.9
Deposits to asset retirement obligation funds	—	(2.2)
Deposit on CFL acquisition	(45.3)	—
Other - net	(1.9)	—
Net cash used in investing activities	(196.7)	(62.6)
Financing Activities:
Purchase of treasury stock	(500.1)	—
Dividends paid on common stock	(25.2)	(26.2)
Distributions to noncontrolling interests	(16.7)	(20.9)
Issuances of common stock under employee stock plans	4.6	3.5
Excess tax benefit from stock-based compensation	9.0	9.4
Net cash used in financing activities	(528.4)	(34.2)
Effect of exchange rate changes on cash and cash equivalents	(18.2)	(0.1)
Increase (decrease) in cash and cash equivalents	(64.6)	506.3
Cash and cash equivalents at beginning of period	2,274.9	1,207.0
Cash and cash equivalents at end of period	$2,210.3	$1,713.3

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2013	2012
	(in millions, except as noted)
Net sales	$1,097.6	$1,271.7
Cost of sales	450.0	609.6
Gross margin	$647.6	$662.1

Gross margin percentage	59.0%	52.1%

Tons of product sold (in thousands)	2,996	3,201

Sales volumes by product (tons in thousands)
Ammonia	334	672
Granular urea	643	758
UAN	1,636	1,401
AN	208	247
Other nitrogen products	175	123

Average selling prices (dollars per ton)
Ammonia	$600	$598
Granular urea	410	461
UAN	329	302
AN	264	259

Cost of natural gas (dollars per MMBtu) (1)	$3.57	$3.48

Average daily market price of natural gas
Henry Hub (dollars per MMBtu)	$3.49	$2.46

Depreciation and amortization	$82.2	$82.5
Capital expenditures	$135.5	$36.1

Production volume by product (tons in thousands)
Ammonia (2)	1,826	1,835
Granular urea	644	705
UAN (32%)	1,673	1,473
AN	227	242

(1)       Includes gas purchases and realized gains and losses on gas derivatives.

(2)       Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended
	March 31,
	2013	2012
	(in millions, except as noted)
Net sales	$238.9	$255.9
Cost of sales	211.4	206.2
Gross margin	$27.5	$49.7

Gross margin percentage	11.5%	19.4%

Tons of product sold (in thousands)	495	516

Sales volumes by product (tons in thousands)
DAP	412	424
MAP	83	92

Domestic vs. export sales (tons in thousands)
Domestic	382	325
Export	113	191

Average selling prices (dollars per ton)
DAP	$477	$494
MAP	511	506

Depreciation, depletion, and amortization	$15.4	$13.4
Capital expenditures	$14.6	$21.7

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	850	938

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	650	583
Phosphoric acid as P2O5 (1)	238	226
DAP/MAP	475	450

(1)   P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended
	March 31,
	2013	2012
	(in millions)
Net earnings attributable to common stockholders	$406.5	$368.4
Interest expense (income) - net	37.0	30.5
Income taxes	107.4	207.0
Depreciation, depletion and amortization	107.1	103.1
Less: other adjustments	(6.6)	(7.5)

EBITDA	$651.4	$701.5

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings for the three months ended March 31, 2013 include a $20.6 million net benefit  resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the three months ended March 31, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.

Net earnings and EBITDA for the three months ended March 31, 2013 include a $22.5 million mark-to-market gain on natural gas derivatives and a $11.8 million loss on foreign currency derivatives.

Net earnings and EBITDA for the three months ended March 31, 2012 include a $55.9 million mark-to-market loss on natural gas derivatives.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

IMPACT OF CFL SELLING PRICE MODIFICATIONS

CFL Selling Price Modifications

As of March 31, 2013, CF Industries, Inc. (CF Industries) owned 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and purchased 66% of the production of CFL. Viterra, Inc. (Viterra) held 34% of the equity ownership of CFL, purchased the remaining 34% of CFL’s production and was entitled to receive a distribution from CFL equal to 34% of the net earnings. As of March 31, 2013, CFL was a variable interest entity that was consolidated in the Company’s financial statements.

CF Industries’ and Viterra’s purchases of nitrogen fertilizer products from CFL were made under product purchase agreements. Under the provisions of these product purchase agreements that were in effect until the fourth quarter of 2012, CFL’s selling prices were based on market prices. An initial portion of the selling price was paid based upon production cost plus an agreed-upon margin once title passed as the product was shipped. The remaining portion of the selling price, representing the difference between the market price and production cost plus an agreed-upon margin, was paid after the end of the year. The sales revenue attributable to this remaining portion of the selling price was accrued on an interim basis. In the Company’s consolidated financial statements, the net sales and accounts receivable attributable to CFL are solely generated by transactions with Viterra, as all transactions with CF Industries are eliminated in consolidation.

In the fourth quarter of 2012, the CFL Board of Directors approved an amendment to the product purchase agreements that modified the selling prices that CFL charges for products sold to Viterra and CF Industries. The modified selling price is based on production cost plus an agreed-upon margin and is reflected in the Company’s first quarter 2013 results, whereas, an interim market price accrual of $39.7 million was included in the Company’s first quarter 2012 results for the difference between market prices and production cost plus an agreed-upon margin. The amendment impacts the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but does not impact the comparability of the Company’s net earnings attributable to common stockholders or net cash flows.

In order to provide comparable information for the periods presented, the company is providing certain financial information adjusted as if the modified CFL pricing calculation methodology had been reported beginning in the first quarter of 2012.  The following table reflects and adjusts for the impact of the change on the company’s first quarter 2012 consolidated net sales, gross margin, gross margin as a percent of sales and net earnings attributable to noncontrolling interest.

CONSOLIDATED RESULTS

	Three months ended
	March 31,
	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,336.5	$1,527.6
Impact of selling price adjustment	—	(39.7)
As adjusted	$1,336.5	$1,487.9
Gross margin
As reported	$675.1	$711.8
Impact of selling price adjustment	—	(39.7)
As adjusted	$675.1	$672.1
Gross margin percentage
As reported	50.5%	46.6%
Impact of selling price adjustment	—%	(1.4)%
As adjusted	50.5%	45.2%
Net earnings attributable to noncontrolling interest
As reported	$22.9	$63.3
Impact of selling price adjustment	—	(39.7)
As adjusted	$22.9	$23.6

In addition, the table below reflects and adjusts for the impact of the change in the CFL price calculation methodology on first quarter 2012 nitrogen segment net sales, gross margin, gross margin as a percent of sales and average selling price per ton of ammonia and granular urea.

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,097.6	$1,271.7
Impact of selling price adjustment	—	(39.7)
As adjusted	$1,097.6	$1,232.0
Gross margin
As reported	$647.6	$662.1
Impact of selling price adjustment	—	(39.7)
As adjusted	$647.6	$622.4
Gross margin percentage
As reported	59.0%	52.1%
Impact of selling price adjustment	—%	(1.6)%
As adjusted	59.0%	50.5%
Average selling prices (dollars per ton)
Ammonia
As reported	$600	$598
Impact of selling price adjustment	—	(31)
As adjusted	$600	$567
Granular urea
As reported	$410	$461
Impact of selling price adjustment	—	(25)
As adjusted	$410	$436